Exhibit 99.1

STOCK EXCHANGE RELEASE

NABUFIT Global Inc. NEWS RELEASE
626 East 1820 North
Orem, UT 84097
U.S.A.
NABUFIT Global, Inc. Announces the sale of 2,852,725 shares of its Common Stock
Orem, Utah.  On December 21, 2016, NABUFIT Global, Inc. ("NABUFIT" or the "Company"), (OTCQB: NBFT) announced the closing of the private placement of 2,852,725 shares ("Shares") of its common stock for US$1,444,921.  The Shares were sold at a price of US$0.50 per share. The Shares were offered only to non-U.S. persons outside the United States under an exemption from registration under Regulation S of the Securities Act.  The Shares have not been registered and are subject to certain restrictions on transfer.
Upon written request at any time by holders of Registrable Shares representing in the aggregate at least 20% of the total number of Shares at the time of such request, the Company shall use its best efforts to effect the registration under the Securities Act and registration or qualification under all applicable state securities laws of the Shares, as requested by the holders of Shares.
The Company is authorized to issue 100,000,000 common shares. Prior to this placement the Company had 22,451,947 shares issued and outstanding. Following this placement, there will be 25,304,672 shares issued and outstanding.
Brian Mertz; the Company's Chief Executive Officer said: "This infusion of capital will allow the Company to move forward with its marketing plan, start operations in China, attract additional notable athletic ambassadors, and begin revenue generating activities."
About NABUFIT Global Inc.
NABUFIT Global, Inc. (www.nabufit.com) is a US public company. NABUFIT is an online fitness platform for health and well-being through physical exercises, nutrition and lifestyle. The platform offers an interactive, customized experience founded on the workouts and participation of Sports Stars among here Neymar Jr., Peter Schmeichel, Michael Maze and many more to come. The development, headquartered in Denmark, is developing an online fitness platform and a mobile application that connects to existing and future monitoring devices (wearables etc.).
Forward-Looking Statements
Statements about the expected timing, and all other statements in this press release, other than historical facts, constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments that may or may not materialize. This press release speaks only as of its date, and except as required by law, we disclaim any duty to update.

Contact:
NABUFIT Global, Inc.
Brian Mertz
CEO
+45 23903300
bm@nabufit.com
Bob Bench
CFO
+1 801-362-2115
bobbench@nabufit.com